Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Goodrich Petroleum Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-133431, No. 333-141862, No. 333-145339 and No. 333-151352) on Form S-3 and (No. 333-01077, No. 333-120425, No. 333-120427 and No. 333-138156) on Form S-8 of Goodrich Petroleum Corporation of our report dated March 13, 2008, except for Note 1, as to which the date is September 16, 2009, with respect to the consolidated balance sheet of Goodrich Petroleum Corporation and subsidiaries as of December 31, 2007 and the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive income (loss) for each of the years in the two-year period ended December 31, 2007, which report appears in the Form 8-K of Goodrich Petroleum Corporation dated September 16, 2009.

Our report refers to a change in the method of accounting for convertible debt instruments.

/s/ KPMG LLP

Houston, Texas

September 16, 2009